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                                                                EXHIBIT 15



                          LETTER REGARDING UNAUDITED

                        INTERIM FINANCIAL INFORMATION

                          OF THE CIVISTA CORPORATION
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The CIVISTA Corporation
Canton, Ohio

Ladies and Gentlemen:

Re: Registration Statement S-4 - No. 33-55491

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated February 4, 1994, May 6, 1994 and August 5, 1994 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration prepared or certified by an acountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


Very truly yours,





/s/ KPMG Peat Marwick LLP

Cleveland, Ohio
October 26, 1994